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                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE




                                                            Nine Months Ended
                                                               September 30
                 (In thousands, except per share data)        2001      2000
                                                            --------  --------

Denominator for basic earnings per share - average common
shares outstanding                                            14,141    14,322
Dilutive common stock options                                    184        20
                                                            --------  --------
Denominator for diluted earnings per share                    14,325    14,342
                                                            ========  ========

Numerator:  Net income attributable to common shares        $ 40,852  $ 45,854

Net income per share:
Basic                                                       $   2.89  $   3.20
Diluted                                                         2.85      3.20



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